EXHIBIT 10.01

April 17, 2009

Neil M. Day, Jr.
253 View Street
Mountain View, CA 94041

Sent via e-mail
This letter supersedes the letter dated April 8, 2009.
Dear Neil:

We are excited at the prospect of adding you to the Shutterfly family, and look forward to welcoming you into our growing organization.  Accordingly, I am pleased to offer you a regular full-time position with Shutterfly as Senior Vice President, Chief Technology Officer, commencing no later than May 15, 2009, reporting to Jeffery Housenbold, President & CEO.

For your information, I have enclosed several documents that will provide an introduction to life at Shutterfly.  Other Shutterfly policies and procedures are on Shutterfly's intranet and will be reviewed with you at orientation.

Compensation
Your base salary will be $290,000.00 annually, minus applicable deductions and prorated for any partial periods of employment.  You will be paid semi-monthly in accordance with the company’s normal payroll procedure.

Hire on Bonus
You will receive a hire on bonus of $75,000.00 minus applicable deductions, which will be paid upon completion of your first ninety days of employment.  If your employment is terminated prior to completion of your first year of employment, you will be responsible for reimbursing the Company a prorated portion of the bonus.

2009 Bonus
You will also be eligible to participate in our corporate bonus program. Bonuses under the corporate bonus program are discretionary. Your discretionary bonus target will be 30% of your quarterly salary.  This discretionary bonus is determined at the end of each fiscal quarter and is based on company performance and your achievement of individual objectives. This will be paid within a reasonable timeframe after the public release of quarter earnings. To be eligible to receive any payment, you must be employed by Shutterfly on the first day of the quarter and at the time any bonuses are paid.  Whether a bonus will be awarded in a particular bonus period, and in what amount, is within the sole discretion of Shutterfly.  Both your base salary and the components of your bonus are subject to periodic review.

Equity
Subject to the approval of Shutterfly’s Board of Directors in accordance with the Company’s equity grant procedures, you will be granted a one-time award in the form of 200,000 Restricted Stock Units (RSUs) in accordance with Shutterfly’s 2006 Equity Incentive Plan.  The RSUs will vest in 33.33% increments annually on each of the first, second and third anniversaries of the original grant date.  You will receive more details regarding this RSU award from Stock Administration. Your RSUs will be subject to all the terms, conditions and restrictions of Shutterfly’s 2006 Equity Incentive Plan and the execution of a restricted stock unit agreement pursuant to such plan.

Benefits
As an employee of Shutterfly, you will also be eligible to receive certain employee benefits, including medical, dental and vision coverage.  The medical, dental and vision coverage will begin on your date of hire as an employee.  Additionally, you will be eligible to participate in the Fidelity 401k plan.  Shutterfly reserves the right to revise or discontinue any or all of its benefit plans, at any time, in Shutterfly’s sole discretion.

Enclosed is some information on Shutterfly’s benefit plans.  Further information about these benefits can be obtained from the Shutterfly Benefits Department.

Holidays
In 2009, Shutterfly will observe twelve paid holidays.  The holiday schedule may change at management’s discretion.

Paid Time Off
In order to allow you the greatest possible flexibility with your time, you will accrue fifteen (15) days of paid time off per year for your first three (3) years of employment, subject to Shutterfly’s paid time off policy.  After three (3) years of employment, you will begin to accrue twenty (20) days of paid time off per year.  You will begin to accrue paid time off on your start date.

Relocation
Shutterfly will provide reimbursement for actual relocation expenses, up to $25,000 with receipts, if completed within 12 months of hire.  Such relocation expenses may include the following: the cost of packing and unpacking, moving, insuring household goods and personal effects of your household goods in Chicago to your location in the Bay Area of California and transportation costs for you and your family for the move and lease breakage fees. In the event the landlord of your current Chicago residence is unable to lease your apartment and you are ultimately responsible for the rent through the term of the lease (expiring December 31, 2009), we agree to review the $25,000 relocation benefit and increase if appropriate.  As discussed, the intent of this relocation benefit is to minimize your out-of-pocket relocation expenses. Some of these reimbursed relocation expenses may be considered income and therefore taxable under federal and/or state laws.  You are encouraged to seek advice from a personal tax advisor to determine the impact of relocation income and new location taxes.

Severance Benefits
Consistent with all members of the Shutterfly executive staff you are eligible to receive 6 months lump sum salary, 6 months company paid COBRA benefits, and a 12 months extended stock option exercise period in the event of your “Not For Cause” termination.

Change of Control Benefits
In the event of a Change of Control and your employment is terminated within 12 months of a transaction either “Not For Cause” or “For Good Reason” you are eligible to receive 6 months lump sum salary, 12 months accelerated vesting of equity and a 12 months stock option extended exercise period.  These benefits are consistent with those of all Shutterfly executive staff members.

Introductory Period
Your first ninety (90) days of work is known as an “Introductory Period”. This “getting acquainted” period gives the Company the opportunity to determine your ability to perform your job. It also provides you with the opportunity to determine if you are satisfied with the job and the Company.  Either you or the Company can terminate the employment relationship at any time during or after the Introductory Period, with or without Cause or advance notice.

Employment Eligibility Verification
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire with the Company, or our employment relationship with you may be terminated.

Employment at Will
If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason, as you deem appropriate. The Company will have a similar right and may terminate its employment relationship with you at any time, with or without Cause or advance notice.

Acceptance of Offer
To indicate your acceptance of the terms of this offer, please sign and date in the space provided below and return an executed copy to: Shutterfly, Inc.  2800 Bridge Parkway, Redwood City, CA 94065, Attention: Human Resources or via Fax to (650) 610–5280 no later than Monday, April 20, 2009 after which this offer will expire.  A duplicate original is enclosed for your records. In addition to this letter, your offer of employment is conditioned upon: (1) completion and signing of the Shutterfly employment application; (2) successful completion of a background and reference check and (3) your signing of the Shutterfly Employee Invention Assignment and Confidentiality Agreement (and any other similar agreements relating to proprietary rights between you and the Company); and (4) your signing of the Shutterfly Arbitration Agreement.

This letter agreement, the Shutterfly Employee Invention Assignment and Confidentiality Agreement, the 2006 Equity Plan, your RSU Award Agreement constitute the entire agreement between you and the Company regarding the terms and conditions of your employment with the Company and together supersede any prior representations or agreements, whether written or oral. This letter, along with any agreements herein, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company.  If by Monday, April 20, 2009 we have not received a copy of this letter executed by you, then we will assume you have decided not to join the Company.

We’re sure you will find our corporate culture, including an environment that rewards talent, results and teamwork a gratifying place to work.  We look forward to your positive response and sharing our future success with you as part of the Shutterfly team.

If you have any questions regarding this offer, please feel free to contact me.

Sincerely,

/s/Peter Navin

Peter Navin
VP, Human Resources
Shutterfly, Inc.

Enclosures:
Employee Invention Assignment and Confidentiality Agreement
Arbitration Agreement
Benefits Overview

Accepted by candidate:                               Date:

/s/Neil Day                                  4/18/2009

Anticipated Start Date:   5/18/2009

cc:  Tania Bassoni, for distribution to Personnel File